Exhibit 10.1

July 30, 2007

Mr. Charles C. Stewart

432 Burtwood Acres

Jasper, AL  35503

Dear Chuck:

The purpose of this letter is to confirm the terms of our offer to employ you as President of United Land Corporation in addition to your current position as President and Chief Operating Officer of Sloss Industries Corporation. This offer will remain valid until and through August 10, 2007 and is contingent upon the approval of the acquisition of Tuscaloosa Resources, Inc. by the Walter Industries’ Board of Directors.

1.             As President of United Land Corporation you shall report to and serve at the direction of the Chief Executive Officer of Jim Walter Resources, or to such other person as may be designated from time to time.  You will be responsible for planning and directing the policies, short and long-term objectives, initiatives and activities at United Land, Kodiak and Tuscaloosa Resources, Inc. in addition to your responsibilities at Sloss Industries Corporation and Jefferson Warrior Railroad.  Such responsibilities may be changed from time to time.

2.             Your compensation package will be as follows:

(a)                                  Base Salary

$20,833 per month ($250,000 annually), which will be paid in accordance with the payroll practices of the Company, as they may change from time to time (“the Company” shall mean both United Land Corporation and Sloss Industries Corporation).

(b)           Bonus

Your annual target bonus will be 60.0% of your base salary or $150,000 at your current base pay. The amount of your bonus will fluctuate based upon actual performance under the Company’s bonus plan as in effect from time to time. Participation in the bonus pool is dependent upon the achievement of the Company’s annual financial and other goals, as well as the accomplishment of individual objectives mutually agreed upon in writing each year. To receive a bonus, you must be employed at the time the bonus is paid.

Please note that participation in the Employee Stock Purchase Plan is a condition to participation in the bonus pool.

(c)           Benefits

•                  Reimbursement for all reasonable and customary business-related travel and entertainment expenses, in accordance with the terms of the Company’s policy, as it may change from time to time.

•                  Participation in the Company’s life and health insurance benefit programs in accordance with their terms, as they may change from time to time.  A benefits booklet will be available for your review upon request.

•                  Participation in the Company’s retirement plan according to its terms as it may change from time to time.  Information on the retirement plan will be available for your review upon request. Your eligibility to participate will be consistent with the requirements of ERISA.

•                  Participation in the Company’s long-term incentive plan as it applies to other executives and subject to terms of the Walter Industries’ Long-Term Incentive Plan.

•                  Eligibility for 25 days of vacation to be used each year in accordance with the Company’s policy, as it may change from time to time.

•                  Auto allowance of $1,500 per month.

3.             It is agreed and understood that: your employment with the Company is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you or pay you severance, other than stated above, for any period of time; you have read and understood this paragraph in making the decision to leave the employ of your present employer and, if applicable, to forego other job opportunities.  It is also understood that you voluntarily sought employment with the Company without being offered inducements to do so.

4.             You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Company may reasonably request.  This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies or facilities, or the Company’s or its customers’ confidential information which do not relate to the Company’s business, anticipated research and development, or the work you have performed for the Company.

5.             In the event of your involuntary termination, other than for “cause,” you will be eligible for the following severance benefits:

•                  Twelve months of salary continuation and target bonus based on your base rate of pay at the time of termination.

•                  Twelve months of benefits continuation to the extent the plans allow. In any event, health and life insurance will continue for the period of your contractual severance, and the COBRA election will not commence until the expiration of that period.

“Cause” shall mean your: (1) conviction or guilty plea of a felony involving fraud or dishonesty, (2) theft or embezzlement of property from the company, (3) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (4) fraudulent preparation of financial information of the company.

6.             Non-Compete.  The nature and methods employed in the Employer’s business are such that the Employee will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Employer that result in the creation of customer goodwill. Therefore, following the termination of employment under this Agreement for any reason and continuing for a period of twelve months from the date of such termination, so long as the Employer or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area (defined as the states in which the Company and its business units operate as of the Employee’s date of separation), Employee shall not, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a. Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of Employer or any corporation controlling, controlled by, under common control with, or otherwise related to Employer, including but not limited to the Company and its subsidiaries or any other affiliated companies; or

b. Hire away any independent contractors or personnel of Employer and/or entice any such persons to leave the employ of Employer or its affiliated entities without the prior written consent of Employer.

7.  Non-Disparagement. Following the termination of employment under his Agreement for any reason and continuing for so long as the Employer or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, Employee shall not, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a. Make any statements or announcements or permit anyone to make any public statements or announcements concerning Employee’s termination with Employer, or

b. Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Employer or its affiliated entities.

8.             As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

9.             You acknowledge that the Company expects you to respect and safeguard the trade secrets and confidential information of your former employers.  You agree not to disclose to the Company, use in their respective businesses, or cause them to use any information or material that is confidential to any former employer, unless such information is no longer confidential, or the Company or you have obtained the written consent of such former employer to do so.  Similarly, you acknowledge and agree that so long as you are an employee of the Company or in the event you leave the employ of the Company, you will respect and safeguard Company’s trade secrets and confidential information.

10.           You acknowledge and agree that you have read this letter agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

11.           It is agreed and understood that this acceptance letter shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company. The parties to this Agreement agree that the existence and terms of this Agreement will remain confidential. This letter agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws.

We are delighted that you have agreed to accept the position of President of United Land Corporation in addition to your current role as President and Chief Operating Officer of Sloss Industries Corporation.  If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided.

Sincerely,

/s/ George R. Richmond
George R. Richmond
Chief Executive Officer
Jim Walter Resources, Inc.

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same.  I approve and accept the terms set forth above as governing my employment relationship with the Company.

Signature	/s/ Charles C. Stewart	Date	effective 8/1/07